                                                                     EXHIBIT 2.1

                              AGREEMENT AND PLAN OF

                            REORGANIZATION AND MERGER

                                      AMONG

                           GENERAL CREDIT CORPORATION,

                            DIAMOND DEALING.COM, INC.

                                       AND

                              DDI ACQUISITION CORP.

                               DATED JULY 18, 2000

                                TABLE OF CONTENTS

ARTICLE I

         RECITALS.........................................................................................................1

ARTICLE II

         THE MERGER.......................................................................................................1
         2.1      Merger..................................................................................................1
         2.2      Effective Time..........................................................................................2
         2.3      Effects of the Merger...................................................................................2
         2.4      Certificate of Incorporation and By-laws: Officers and Directors........................................2

ARTICLE III

         CONVERSION OF SHARES.............................................................................................2
         3.1      Conversion of DDI Shares in the Merger..................................................................2
         3.2      Further Assurances......................................................................................2
         3.3      Closing.................................................................................................3

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF DDI............................................................................3
         4.1      Organization, Standing and Power........................................................................3
         4.2      Capital Structure.......................................................................................3
         4.3      Authority: Non-Contravention............................................................................4
         4.4      Proxy Statement.........................................................................................5
         4.5      Compliance with Applicable Laws and Agreements..........................................................5
         4.6      Litigation..............................................................................................6
         4.7      Taxes...................................................................................................6
         4.8      Certain Agreements......................................................................................7
         4.9      Benefit Plans...........................................................................................7
         4.10     Intellectual Property...................................................................................7
         4.11     Labor Matters. .........................................................................................8
         4.12     Real Property: Environmental Compliance.................................................................9
         4.13     Title to Assets.........................................................................................9
         4.14     Financial Statements; Absence of Certain Changes or Events..............................................9
         4.15     Certain Anti Takeover Provisions Not Applicable........................................................10
         4.16     Vote Required..........................................................................................10
         4.17     Business Plan..........................................................................................10
         4.18     Misrepresentation......................................................................................10
         4.19     Brokers................................................................................................10

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................................11
         5.1      Organization, Standing and Power.......................................................................11
         5.2      Capital Structure......................................................................................11
         5.3      Authority: Non-Contravention...........................................................................12
         5.4      SEC Documents and Other Reports........................................................................13


         5.5      Proxy Statement........................................................................................13
         5.6      Compliance with Applicable Laws and Agreements.........................................................14
         5.7      Litigation.............................................................................................14
         5.8      Taxes..................................................................................................14
         5.9      Certain Agreements.....................................................................................16
         5.10     Absence of Certain Changes or Events...................................................................16
         5.11     No Undisclosed Liabilities; Etc........................................................................17
         5.12     Opinion of Financial Advisor...........................................................................17
         5.13     Certain Anti Takeover Provisions Not Applicable........................................................17
         5.14     Vote Required..........................................................................................17
         5.15     Misrepresentation......................................................................................17
         5.16     Brokers................................................................................................17

ARTICLE VI

         COVENANTS RELATING TO CONDUCT OF BUSINESS.......................................................................18
         6.1      Conduct of Business by DDI Pending the Merger..........................................................18
         6.2      Conduct of Business by the Company Pending the Merger..................................................19
         6.3      Control of DDI's Operations............................................................................20
         6.4      Control of the Company's or Acquisition's Operations...................................................20
         6.5      No Solicitation........................................................................................21
         6.6      Third Party Standstill Agreements......................................................................21

ARTICLE VII

         ADDITIONAL AGREEMENTS...........................................................................................22
         7.1      Stockholder Approvals..................................................................................22
         7.2      Proxy Statement........................................................................................22
         7.3      Board of Directors.....................................................................................23
         7.4      Access to Information..................................................................................23
         7.5      Director and Officer Liability Insurance...............................................................24
         7.6      Fees and Expenses......................................................................................24
         7.7      Reasonable Best Efforts................................................................................24
         7.8      Public Announcement....................................................................................25
         7.9      State Takeover Laws....................................................................................25
         7.10     Notification of Certain Matters........................................................................25
         7.11     Insurance; Indemnity...................................................................................25
         7.12     Releases...............................................................................................26
         7.13     No Amendment of Spin-Off Agreement.....................................................................26
         7.14     Removal of Restrictive Legend..........................................................................26
         7.15     Proxy Statement........................................................................................26

ARTICLE VIII

CONDITIONS PRECEDENT TO THE MERGER.......................................................................................27
         8.1      Conditions to Each Party's Obligation to Effect the Merger.............................................27
         8.2      Conditions to Obligation of the Company to Effect the Merger...........................................27
         8.3      Conditions to Obligation of DDI to Effect the Merger...................................................28


ARTICLE IX

         TERMINATION AMENDMENT AND WAIVER................................................................................29
         9.1      Termination............................................................................................29
         9.2      Termination Expenses and Payments......................................................................30
         9.3      Effect of Termination..................................................................................31
         9.4      Amendment..............................................................................................31
         9.5      Waiver.................................................................................................31

ARTICLE X

         GENERAL PROVISIONS..............................................................................................32
         10.1     Non-Survival of Representations and Warranties.........................................................32
         10.2     Notices................................................................................................32
         10.3     Interpretation.........................................................................................32
         10.4     Counterparts...........................................................................................33
         10.5     Entire Agreement.......................................................................................33
         10.6     Governing Law..........................................................................................33
         10.7     Assignment.............................................................................................33
         10.8     Severability...........................................................................................33
         10.9     Enforcement of Agreement...............................................................................33

EXHIBITS & SCHEDULES

EXHIBIT A             -    Spin Off and Contribution Agreement

Schedule 3.1          -    DDI Shareholders and Shares Received in Merger
Schedule 4.2          -    Capital Structure of DDI and Exceptions
Schedule 4.5          -    Noncompliance of DDI with Applicable Laws and Agreements
Schedule 4.7          -    Tax Issues of DDI
Schedule 4.8          -    Increase or Acceleration of DDI Benefits from Merger/Spin-Off
Schedules 4.10(a),
4.10(b), 4.10(c),
4.10(d), 4.10(e)      -    DDI Intellectual Property and Exceptions to 4.10(a), (b), (c), (d) and (e)
Schedule 4.11         -    List of Necessary DDI Employees
Schedule 4.13         -    Title Exceptions to DDI Assets
Schedule 4.14         -    Balance Sheet of DDI as of March 31, 2000
Schedule 4.17         -    Business Plan of DDI
Schedule 5.2          -    Capital Structure of the Company
Schedule 5.3          -    Conflict with Any Debt Instruments of the Company
Schedule 5.6          -    Noncompliance by the Company
Schedule 5.7          -    Litigation
Schedule 5.8          -    Tax Issues of the Company
Schedule 5.9          -    Increase or Acceleration of DDI Benefits Resulting from Merger/Spin-Off
Schedule 5.10         -    Certain Changes or Events of the Company
Schedule 6.1(h)       -    Adoption of or Amendment to DDI Benefit Plans
Schedule 6.2(e)       -    Permitted Acquisitions of Assets or Businesses by Company
Schedule 7.1(a)       -    Company Shareholders Granting Irrevocable Proxies


Schedule 8.2(c)       -    Required Consents for DDI
Schedule 8.3(c)       -    Required Consents for the Company

                 AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

         AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated July 18, 2000 (this "Agreement") by and among General Credit Corporation, a New York Corporation (the "Company"), DDI Acquisition Corp., a Nevada corporation and wholly owned subsidiary corporation of the Company ("Acquisition") and Diamond Dealing.com, Inc., a Nevada corporation ("DDI"). DDI and Acquisition are sometimes hereinafter collectively referred to as the "Constituent Corporations".

                                    RECITALS

         WHEREAS, the respective Boards of Directors of DDI, Acquisition and the Company have approved and declared advisable that Acquisition merge with and into DDI, upon the terms and subject to the conditions set forth herein (the "Merger"), as a result of which DDI will become a wholly owned subsidiary corporation of the Company, and the shareholders of DDI will, in the aggregate, receive the consideration hereinafter set forth; and

         WHEREAS, contemporaneous with the execution of this Agreement, the Company and General Credit, Inc., a wholly owned subsidiary corporation of the Company ("Spin-Off Sub") have entered into that certain Spin-Off and Contribution Agreement, a copy of which is attached hereto and incorporated by reference hereby as EXHIBIT A (the "Spin-Off Agreement") which, among other things, provides that the Company, immediately prior to the consummation of the Merger shall contribute to Spin-Off-Sub all of the Company's assets and Spin-Off Sub will assume all of the Company's liabilities (the "Contribution") and distribute to the Company's stockholders all of the Company's equity interest in Spin-Off Sub (the "Spin-Off").

         NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                    ARTICLE I
                                    RECITALS

         The above stated Recitals are true and correct and are incorporated by reference into this Agreement.

                                   ARTICLE II
                                   THE MERGER

2.1 MERGER. Upon the terms and subject to the conditions hereof, and in accordance with the Nevada Corporation Law including Chapters 78 and 92A of the Nevada Revised Statutes (the "NCL"), Acquisition shall be merged with and into DDI at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Acquisition shall cease and DDI shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Acquisition in accordance with the NCL.

2.2 EFFECTIVE TIME. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Nevada in such form as required by, and executed in accordance with the relevant provisions of, the NCL (the date and time of such filing, or such later date or time as set forth therein, being the "Effective Time"). The Certificate of Merger shall be simultaneously filed with or filed as soon as practicable after the closing of the transactions contemplated by this Agreement.

2.3 EFFECTS OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise provided herein, all of the property, rights, privileges, powers and franchises of DDI and Acquisition shall vest in the Surviving Corporation, and all debts, liabilities and duties of DDI and Acquisition shall become the debts, liabilities and duties of the Surviving Corporation.

2.4 CERTIFICATE OF INCORPORATION AND BY-LAWS: OFFICERS AND DIRECTORS.

         (a) The Certificate of Incorporation and By-laws of DDI, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

         (b) The officers and directors of DDI immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until their respective successors are duly elected and qualified.

                                   ARTICLE III
                              CONVERSION OF SHARES

3.1 CONVERSION OF DDI SHARES IN THE MERGER.

         (a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any capital stock of DDI, the holders of all of the outstanding shares of Common Stock of DDI (the "DDI Common Stock") shall, in the aggregate, receive 33,674,450 shares of the common stock of the Company, par value $.001 per share (the "Company Common Stock") in the amounts set forth on SCHEDULE 3.1 to this Agreement (the "Exchange Ratio").

         (b) Reserved.

3.2 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deed, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations in the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

3.3 CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at a location mutually agreeable to the parties hereto no later than the second business day immediately following the date on which the last of the conditions set forth in Article VIII is fulfilled or waived, or at such other time and place as the parties hereto shall agree (the date on which the Closing occurs is referred to in the Agreement as the "Closing Date"), time being of the essence.

                                   ARTICLE IV
                      REPRESENTATIONS AND WARRANTIES OF DDI

         DDI represents and warrants to the Company and Acquisition as follows:

4.1 ORGANIZATION, STANDING AND POWER. DDI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be duly organized, validly existing and in good standing would not, individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined). DDI has no Subsidiaries (as hereinafter defined). DDI is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         For purposes of this Agreement (a) "Material Adverse Changes" or "Material Adverse Effect" means, when used with respect to DDI or the Company, as the case may be, any change or effect that is or would reasonably be expected (so far as can be foreseen at the time) to be materially adverse to the assets, condition (financial or otherwise) or results of operations of DDI and its Subsidiaries taken as a whole, or the Company and its Subsidiaries taken as a whole, as the case may be, and (b) "Subsidiary" means any corporation, partnership, joint venture or other legal entity of which DDI or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

4.2 CAPITAL STRUCTURE.

         (a) The authorized capital stock of DDI consists of 100,000,000 shares of DDI Common Stock, par value $.001. As of the date hereof, (i) 33,674,450 shares of DDI Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights and (ii) no shares of DDI Common Stock were reserved for issuance upon the exercise of outstanding convertible securities. All of the shares of DDI Common Stock issuable in exchange for Company Common Stock at the Effective Time in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

         (b) Other than as set forth on SCHEDULE 4.2 attached hereto, as of the date of this Agreement, there are no options, warrants, calls, rights or agreements to which DDI or any of its Subsidiaries is a party or by which they are bound obligating DDI or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of DDI or any of its Subsidiaries or obligating DDI or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of each Subsidiary of DDI is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed on SCHEDULE 4.2 attached hereto, each such share is owned by DDI or another Subsidiary of DDI free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Each of the persons receiving shares of the Company hereunder is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act or possesses the knowledge and experience in financial and business matters that enable him to evaluate the merits and risks of the Merger and the transactions contemplated hereunder.

4.3 AUTHORITY: NON-CONTRAVENTION.

          (a) The Board of Directors of DDI has approved the Merger, and DDI has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of the merger by the stockholders of DDI, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by DDI and the consummation by DDI of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of DDI, subject to the approval of the merger by the stockholders of DDI. This Agreement has been duly executed and delivered by DDI and constitutes the valid and binding obligation of DDI enforceable against it in accordance with its terms, assuming the valid authorization, execution and delivery of this Agreement by the Company and Acquisition, subject to the approval of the merger by the stockholders of DDI.

          (b) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of DDI or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or Bylaws of DDI, (ii) any provision of the comparable charter or organization documents of any of its Subsidiaries, (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to DDI or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to DDI or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on DDI, materially impair the ability of DDI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No filing or registration with, or authorization, consent or approval of, any domestic (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to DDI or any of its Subsidiaries in connection with the execution and delivery of this Agreement by DDI or is necessary for the consummation of the Merger and the other transactions contemplated by this Agreement, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other States in which the Company or any of its Subsidiaries is qualified to do business, (ii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement, (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws, (iv) such filings as contemplated in Section 7.2, (vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on DDI, materially impair the ability of DDI to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

4.4 PROXY STATEMENT. None of the information to be supplied by DDI for inclusion or incorporation by reference in the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 7.1) will (i) at the time of the mailing of the Proxy Statement, the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to DDI, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described by DDI, and an amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply (with respect to DDI) as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act").

4.5 COMPLIANCE WITH APPLICABLE LAWS AND AGREEMENTS. DDI and its Subsidiaries hold, or will apply for in the ordinary course of business, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of DDI and its Subsidiaries, taken as a whole (the "DDI Permits"). DDI and its Subsidiaries are in compliance in all material respects with the terms of the DDI Permits. Except as disclosed on SCHEDULE 4.5 attached hereto, the businesses of DDI and its Subsidiaries are not being conducted in conflict with, violation of or default under (i) any law, ordinance, regulation, judgment or order of any Governmental Entity or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which DDI or any of its Subsidiaries is a party or by which DDI or any of its Subsidiaries or any property or asset of DDI or any of its Subsidiaries is bound or affected, except for conflicts, violations or defaults which individually or in the aggregate would not result in a Material Adverse Effect on DDI or materially impair the ability of DDI to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby. No investigation or review by any Governmental Entity with respect to DDI or any of its Subsidiaries is pending or, to the knowledge of DDI, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which will not have a Material Adverse Effect on DDI.

4.6 LITIGATION. There is no suit, action or proceeding pending, or, to the knowledge of DDI after due investigation, threatened in writing against or affecting DDI or any of its Subsidiaries or any of their respective properties, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against DDI or any of its Subsidiaries, other than, in each case, those the outcome of which will not have a Material Adverse Effect on DDI.

4.7 TAXES.

          (a) Except as set forth on SCHEDULE 4.7 attached hereto: (i) each of DDI and its Subsidiaries has filed on or before the date hereof (or will timely file) all Tax Returns (as defined below) required to be filed on or before the Effective Time (timely filed to include all available extensions); (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by DDI and each of the Subsidiaries for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid, other than with respect to Taxes being contested in good faith by DDI or its Subsidiaries; (iii) neither DDI nor any of its Subsidiaries has waived or been requested to waive any statute of limitations in respect of Taxes (as defined below); (iv) there is no action, suit, audit, claim or assessment pending, proposed or, to the knowledge of DDI, threatened in writing, and, to the knowledge of DDI, there is no investigation with respect to Taxes of DDI or its Subsidiaries; (v) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or are currently being contested in good faith by DDI or its Subsidiaries; (vi) there are no liens for Taxes upon the assets of DDI or its Subsidiaries except liens relating to current Taxes not yet due; (vii) no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code; (viii) as a result of the Contribution, Spin-Off or Merger, none of DDI, its Subsidiaries or DDI will be obligated to make a payment to an individual that would be a "parachute payment" as that terms is defined in the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (ix) no payments of compensation by DDI are subject to the limitations imposed by Section 162(m) of the Code; (x) all Taxes which DDI or its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, except for the failure of which would not have, individually or in the aggregate, a Material Adverse Effect on DDI; (xi) except as contemplated by this Agreement, there are no Tax rulings, requests for rulings, or closing agreements relating to DDI or any of its Subsidiaries which could affect DDI's liability for taxes for any period after the Effective Time; (xii) neither DDI nor any Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xiii) the reserves for Taxes contained in the financial statements and carried on the books of DDI are adequate to cover all Tax liabilities as of the date of this Agreement; and (xiv) DDI has no corporate acquisition indebtedness, as described in Section 279(b) of the Code.

         (b) For purposes of this Section:

                   "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use license, excise, franchise, employment, pay all, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) liability of DDI for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of DDI under any Tax Sharing Arrangement or Tax indemnity arrangement.

                   "Tax Return" shall mean any report required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

4.8 CERTAIN AGREEMENTS. Except as set forth on SCHEDULE 4.8 attached hereto, as of the date of this Agreement, neither DDI nor any of its Subsidiaries is a party to any oral or written agreement or plan, including employment, consulting or severance agreement, any stock option plan, stock appreciation rights plan, restricted plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement.

4.9 BENEFIT PLANS. DDI has no "employee benefit plans" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

4.10 INTELLECTUAL PROPERTY.

          (a) SCHEDULE 4.10(a) contains a true and complete list of all patents, trademarks, tradenames, service marks, service names, trade secret protected computer software and copyright registrations, and applications therefor owned by or exclusively licensed to DDI on the date hereof, including all Internet domain names registered with any third party. DDI owns, or is a valid licensee of all Intellectual Property used in DDI's business as currently conducted. To the knowledge of DDI, DDI has not misused the Intellectual Property of others, and to the knowledge of DDI, none of the Intellectual Property as used in the business conducted by DDI infringes upon or otherwise violates the Intellectual Property of others, nor to DDI's knowledge has any person asserted a claim of such infringement or violation of Intellectual Property against DDI. DDI is not obligated to pay any royalties to any person or entity with respect to any Intellectual Property in excess of $5,000.00 per year. DDI will (prior to use) own or have the valid right to use all of the Intellectual Property rights which it uses in connection with the performance of any existing material contract, proposal or letter of intent to which it is a party. Except as set forth on SCHEDULE 4.10(a), DDI has not licensed or sublicensed its rights in any Intellectual Property, except non-exclusive licenses in the ordinary course of business, forms of which license agreements and a list of which licensees, DDI has delivered or made available to the Company.

          (b) To the knowledge of DDI, except as described on SCHEDULE 4.10(b), no officer, director or employee of DDI has entered into any contract other than on behalf of DDI and with DDI's authorization, which requires such officer, director or employee to assign any interest in any Intellectual Property or which restricts or prohibits such officer, director or employee from engaging in activities competitive with DDI.

          (c) DDI is listed in the records of the appropriate United States, state or foreign agency as the sole owner of record for each application and registration listed on SCHEDULE 4.10(c) other than that which is licensed to DDI. There is no pending written threat received by DDI of, or to the knowledge of DDI, any verbal threat of opposition, interference or cancellation proceeding before any court or registration authority in any jurisdiction against the applications or registrations listed on SCHEDULE 4.10(c), or, to the knowledge of DDI, against any Intellectual Property exclusively licensed to DDI.

          (d) Except as set forth on SCHEDULE 4.10(d), there are no settlements, forbearances to sue, consents, judgments, or orders of which DDI is a party or of which it is aware and which (i) restrict DDI's rights to use any Intellectual Property owned by or licensed to DDI, (ii) restrict DDI's business in order to accommodate a third party's intellectual rights or (iii) permit third parties to use any Intellectual Property owned or controlled by DDI.

          (e) Except as set forth on SCHEDULE 4.10(e), the consummation of the transactions contemplated hereby will not result in the Material loss or impairment of DDI's right to own or use any of the Intellectual Property, nor will require the consent of any government authority or third party in respect of such Intellectual Property.

          (f) For purposes of this Agreement, "Intellectual Property" shall mean the copyrights, patents, trademarks, service marks, service names, tradenames, applications therefor, technology rights and licenses, computer software (including, without limitation, any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions and intellectual property rights.

4.11 LABOR MATTERS.

          (a) There are no collective bargaining or other labor union agreements to which DDI or any of its Subsidiaries is a party or by which any of them is bound. Neither DDI nor any of its Subsidiaries has encountered any labor union organizing activity, or had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts.

          (b) The individuals identified on SCHEDULE 4.11 attached hereto constitute all of the persons who have dedicated a substantial portion of their working time to the conduct of DDI's business during the twelve months immediately preceding the date of this Agreement.

4.12 REAL PROPERTY: ENVIRONMENTAL COMPLIANCE. Neither DDI nor any of its Subsidiaries owns or has ever owned any real property. All real property occupied by DDI or any of its Subsidiaries (the "DDI Real Property") is in compliance with all applicable environmental laws and regulations. There are no outstanding citations, notices of violation, or orders of noncompliance issued to DDI or any of its Subsidiaries, nor have DDI or any of its Subsidiaries been advised that any such citation, notice of violation or order of noncompliance is contemplated, pursuant to any environmental law or regulation relating to any such DDI Real Property occupied by DDI or any of its Subsidiaries or relating to any real property no longer occupied by DDI or any of its Subsidiaries where the failure to cure the subject of such citation, notice of violation or order of noncompliance could have a Material Adverse Effect on DDI. There are no liens against such DDI Real Property imposed pursuant to any environmental law or regulation which would have a Material Adverse Effect on DDI.

4.13 TITLE TO ASSETS. Except as set forth on SCHEDULE 4.13 attached hereto, DDI and each of its Subsidiaries has good and marketable title in fee simple to all its property, as reflected in the most recent balance sheet included in the DDI Financial Statements (defined below), except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet, free and clear of all mortgages, liens, pledges, charges or encumbrances of any nature whatsoever, except (i) the lien for current taxes, payments of which are not yet delinquent, (ii) such imperfections in title and easements and encumbrances, if any, as are not substantial in character, amount or extent and do not materially detract from the value or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair DDI's business operations (in the manner presently carried on by DDI), and except for such matters which, individually or in the aggregate would not have a Material Adverse Effect on DDI. All leases under which DDI leases any substantial amount of real or personal property have been made available to the Company and are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event which with notice or lapse of time or both would become a default other than defaults which would not have a Material Adverse Effect on DDI.

4.14 FINANCIAL STATEMENTS; ABSENCE OF CERTAIN CHANGES OR EVENTS.

          (a) The unaudited balance sheet of DDI as of March 31, 2000 is attached at SCHEDULE 4.14, (the "DDI Financial Statement"). The DDI Financial Statement has been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present the financial position of DDI as at the dates thereof and the results of operation and changes in financial position for the periods then ended.

          (b) Except as disclosed on SCHEDULE 4.14 attached hereto or in the DDI Financial Statement, or except as contemplated by this Agreement, since March 31, 2000, DDI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this

Agreement, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has a Material Adverse Effect on DDI, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of DDI's capital stock, or (iii) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business) individually or in the aggregate having a Material Adverse Effect on DDI, which shall not be deemed to include transactions engaged in to provide working capital for DDI or the Company.

4.15 CERTAIN ANTI TAKEOVER PROVISIONS NOT APPLICABLE. DDI has taken all appropriate actions so that the restrictions on business combinations contained in DDI's Certificate of Incorporation and the NCL will not apply with respect to or as a result of the Agreement, the Merger, or any of the transactions contemplated herein.

4.16 VOTE REQUIRED. The affirmative vote of a majority of the outstanding shares of DDI Common Stock is the only DDI stockholder vote necessary to approve this Agreement, and the transactions contemplated hereby.

4.17 BUSINESS PLAN. Attached hereto and incorporated herein by reference as
SCHEDULE 4.17 is the Business Plan of DDI (the "Business Plan"). The Business Plan represents fairly the present intentions of the principals of DDI as to the future of the business of DDI, and represents fairly the financial status of DDI. Any financial projections of DDI contained in the Business Plan, including proforma and projected financial statements and the assumptions upon which such financial statements are based, as of the date hereof are, and as of the closing date will be, reasonable. DDI is not aware of any material fact or circumstances which would render the pro forma and projected financial statements or assumptions upon which they are based unreasonable, unobtainable or misleading. Notwithstanding the foregoing, unanticipated events and circumstances may occur and thus the actual results achieved during the periods covered by such statements may vary from such statements and such variations may be material.

4.18 MISREPRESENTATION. As of the date of this Agreement, DDI does not know of any fact which will cause a Material Adverse Change with respect to DDI which has not been disclosed herein or in the Schedules or Exhibits attached hereto.

4.19 BROKERS. No broker, investment banker or other person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of DDI, other than Interlex, Ltd. the fees and expenses of which will be paid or cause to be paid by DDI.

                                    ARTICLE V
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company and Acquisition represent and warrant to DDI as follows:

5.1 ORGANIZATION, STANDING AND POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power and authority to carry on its business as now being conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has the requisite corporate power and authority to carry on its business as now being conducted. Each other Subsidiary of the Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted, except where the failure to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their respective properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

5.2 CAPITAL STRUCTURE.

          (a) The authorized capital stock of the Company consists of 20,000,000 shares of Common Stock, par value $.001 per share of which 3,662,550 shares are outstanding.

          (b) Other than as set forth on SCHEDULE 5.2 attached hereto, as of the date of this Agreement, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which they are bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement. Each outstanding share of capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable and, each such share is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever.

          (c) The authorized capital stock of Acquisition consists of 1,000 shares of Common Stock, par value $.001 the "Acquisition Common Stock"), of which 100 shares are issued and outstanding, which shares are owned beneficially and of record by the Company. All shares of Acquisition Common Stock that are issued and outstanding were validly issued, fully paid and nonassessable and free of preemptive rights.

          (d) As of the date of this Agreement, except as disclosed on SCHEDULE
5.2 and the transactions contemplated by this Agreement and the Spin-Off Agreement, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which they are bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, right or agreement.

          (e) SCHEDULE 5.2 attached hereto identifies each Subsidiary of the Company as of the date hereof and at the Effective Time. Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable and, except as disclosed on SCHEDULE 5.2, each such share is owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever. Except for the capital stock of its Subsidiaries described on SCHEDULE 5.2 attached hereto, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership or entity.

5.3 AUTHORITY: NON-CONTRAVENTION.

          (a) The Board of Directors of each of the Company and Acquisition has approved the Merger, the Spin-Off and the Amendment (as defined in Section 5.14), and each of the Company and Acquisition has all requisite corporate power and authority to enter into this Agreement, as the case may be, and, subject to the approval of the Merger by the stockholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by the Company and Acquisition, of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the approval of the Merger, the Spin-Off and the Amendment by the stockholders of the Company. This Agreement has been duly executed and delivered by the Company and Acquisition, and constitutes the valid and binding obligation of the Company and Acquisition enforceable against the Company and Acquisition in accordance with its terms, assuming the valid authorization, execution and delivery of this Agreement by DDI and subject to the approval of the Merger by the stockholders of the Company.

          (b) The execution and delivery of this Agreement does not, will not, and the consummation of the transactions contemplated in this Agreement and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of (i) the Certificate of Incorporation or By-laws of the Company and Acquisition (true and complete copies of which as of the date hereof have been delivered to DDI), (ii) any provision of the comparable charter or organization documents of any of its Subsidiaries, (iii) except as set forth on SCHEDULE 5.3 attached hereto, any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (ii), (iii) or (iv), any such conflicts, violations, defaults, rights, liens, security interests, charges or encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect on the Company or materially impair the ability of the Company or Acquisition to perform its obligations hereunder or thereunder or prevent the consummation of any of the transactions contemplated hereby or thereby. No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company and Acquisition or the consummation by the Company and Acquisition of the transactions contemplated hereby, except for (i) in connection or with the provisions of the Exchange Act and applicable state securities or blue sky laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Nevada and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iii) such filings and consents as may be required under any environmental, health or safety law or regulation pertaining to any notification, disclosure or required approval triggered by the Merger, the Spin-Off or the Amendment or the transactions contemplated by this Agreement,
(iv) such filings, authorizations, orders and approvals as may be required by state takeover laws, (v) such filings as contemplated in Section 7.1, (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Subsidiaries conducts any business or owns any property or assets, and (vii) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not, individually or in the aggregate, have a Material Adverse Effect on the Company, materially impair the ability of the Company or Acquisition to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby or thereby.

5.4 SEC DOCUMENTS AND OTHER REPORTS. The Company has filed all required documents with the SEC since April 25, 1997 (the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

5.5 PROXY STATEMENT. None of the information to be supplied by the Company or Acquisition for inclusion or incorporation by reference in the Proxy Statement relating to the Stockholder Meeting will (i) at the time of the mailing of the Proxy Statement, the time of the Stockholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or Acquisition, its officers and directors or any of its Subsidiaries shall occur which is required to be described in the Proxy Statement, such event shall be so described, DDI shall be promptly notified, and an amendment or supplement shall be promptly filed by the Company with the SEC and, as required by law, disseminated to the stockholders of the Company. The Proxy Statement will comply (with respect to the Company and Acquisition) as to form in all material respects with the provisions of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act").

5.6 COMPLIANCE WITH APPLICABLE LAWS AND AGREEMENTS. The Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of the Company and its Subsidiaries, taken as a whole the "Company Permits"). The Company and its Subsidiaries are in compliance in all material respects with the terms of the Company Permits. Except as disclosed on
SCHEDULE 5.6, the businesses of the Company and its Subsidiaries are not being conducted in conflict with, violation of or default under (i) any law, ordinance, regulation, judgment or order of any Governmental Entity or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound or affected, except for conflicts, violations or defaults which individually or in the aggregate would not result in a Material Adverse Effect on the Company or materially impair the ability of the Company or Acquisition to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those the outcome of which will not have a Material Adverse Effect on the Company. Neither the Company nor Acquisition is a party to any agreement with a federal, state or local government authority nor otherwise bound to perform any obligations (including any conciliation agreement, consent decree or letter of commitment) owed to any governmental entity as the result of any such current or further agreement. The Company and Acquisition are in material compliance with all such obligations.

5.7 LITIGATION. Except as set forth on SCHEDULE 5.7, there is no suit, action or proceeding pending, or, to the knowledge of the Company after due investigation, threatened in writing against or affecting the Company or any of its Subsidiaries or any of their respective properties, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries other than, in each case, those the outcome of which will not have a Material Adverse Effect on the Company.

5.8 TAXES.

          (a) Except as set forth on SCHEDULE 5.8 attached hereto: (i) each of the Company, its Subsidiaries and each Company Group (as defined below) has filed on or before the date hereof (or will timely file) all Tax Returns required to be filed on or before the Effective Time (timely filed to include all available extensions); (ii) all such Tax Returns are complete and accurate and disclose all Taxes required to be paid by the Company and each Company Group for the periods covered thereby and all Taxes shown to be due on such Tax Returns have been timely paid, other than with respect to Taxes being contested in good faith by the Company, its Subsidiaries and each Company Group and disclosed on SCHEDULE 5.8; (iii) neither the Company nor any member of any Company Group has waived or been requested to waive any statute of limitations in respect of Taxes; (iv) none of the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, and the Company, its Subsidiaries, and each Company Group has filed Tax Returns in the jurisdiction listed on SCHEDULE 5.8 attached hereto;
(v) there is no action, suit, audit, claim or assessment pending, proposed or, to the knowledge of the Company, threatened in writing, and, to the knowledge of the Company, there is no investigation with respect to Taxes of the Company, its Subsidiaries or any Company Group; (vi) all deficiencies asserted or assessments made as a result of any examination of the Tax Returns referred to in clause (i) have been paid in full or are currently being contested in good faith by the Company, its Subsidiaries or a Company Group and disclosed on SCHEDULE 5.8;
(vii) there are no liens for Taxes upon the assets of the Company or its Subsidiaries except liens relating to current Taxes not yet due; (viii) no transaction contemplated by this Agreement is subject to withholding under
Section 1445 of the Code; (ix) as a result of the Contribution, Spin-Off or Merger, none of the Company, its Subsidiaries or DDI will be obligated to make a payment to an individual that would be a "parachute payment" to a disqualified individual as those terms are defined in the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future; (x) no payments of compensation by the Company are subject to the limitations imposed by Section 162(m) of the Code; (xi) all Taxes which the Company or any Company Group are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, except for the failure of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company; (xii) the Company has not been a member of any Company Group other than the Company Group of which it is the common parent; (xiii) except as contemplated by this Agreement, there are no Tax rulings, requests for rulings, or closing agreements relating to the Company or any Company Group which could affect the Company's liability for taxes for any period after the Effective Time; (xiv) neither the Company nor any Subsidiary has filed a consent under Section 341(f) of the Code or any comparable provision of state statutes; (xv) the reserves for Taxes contained in the financial statements and carried on the books of the Company are adequate to cover all Tax liabilities as of the date of this Agreement; and (xvi) the Company has no corporate acquisition indebtedness, as described in Section 279(b) of the Code.

          (b) Neither the Company nor any of its Subsidiaries is a party to a Tax Sharing Arrangement, other than as contemplated by the Spin-Off Agreement.

          (c) For purposes of this Section:

                  "Company Group" shall mean any "unaffiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time on or before the Effective Time, includes or has included the Company, any Subsidiary of the Company or any predecessor of or successor to the Company (or another such predecessor or successor), or any other group of corporations which, at any time on or before the Closing Date, files or has filed Tax Returns on a combined, consolidated or unitary basis with the Company, any Subsidiary of the Company or any predecessor of or successor to the Company (or another such predecessor or successor).

                  "Tax" (and, with correlative meaning, "Taxes" and "Taxable") shall mean (i) any federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use license, excise, franchise, employment, pay all, withholding, alternative or add-on minimum, ad valorem, transfer, excise, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any governmental authority; and (ii) liability of the Company or any Subsidiary of the Company for the payment of amounts with respect to payments of a type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group, or as a result of any obligation of the Company or any Subsidiary of the Company under any Tax Sharing Arrangement or Tax indemnity arrangement.

                  "Tax Return" shall mean any report required to be filed or that may be filed for any period with any taxing authority (whether domestic or foreign) in connection with any Tax or Taxes (whether domestic or foreign).

                  "Tax Sharing Arrangement" shall mean any written or unwritten agreement or arrangement for the allocation or payment of tax liabilities or payment for Tax benefits with respect to a consolidated, combined or unitary Tax Return which Tax Return includes the Company or any Subsidiary.

5.9 CERTAIN AGREEMENTS. Except as set forth on SCHEDULE 5.9 attached hereto, as of the date of this Agreement and as of the Closing Date, neither the Company nor any of its Subsidiaries is or will be a party to any oral or written employment, consulting or severance agreement or any agreement similar to any of them, or any stock option agreement or plan, stock warrant or similar agreement or rights of any kind to acquire the Company's capital stock, stock appreciation rights plan or agreement, restricted plan or agreement or stock purchase plan or agreement. Furthermore, none of the rights or benefits of any holder of any such agreement, or participant in any such plan, will be increased, or the vesting of the benefits accelerated, or the number of shares of the Company's capital stock purchasable increased or the purchase price which applies with respect thereto modified by the occurrence of any of the transactions contemplated by this Agreement nor will the value of any of the benefits of which apply to the holder of any such agreement be calculated on the basis of any of the transactions contemplated by this Agreement.

5.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, or except as contemplated by this Agreement, and SCHEDULE 5.10 attached hereto, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course, and, as of the date of this Agreement and the Effective Time, there has not been (i) any damage, destruction or loss, whether covered by insurance or not, which has had a Material

Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, or (iii) any transaction, commitment, dispute or other event or condition (financial or otherwise) of any character (whether or not in the ordinary course of business), or any deterioration in the customer base, individually or in the aggregate having a Material Adverse Effect on the Company.

5.11 NO UNDISCLOSED LIABILITIES; ETC. The Company has no liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which were not properly reflected or adequately reserved against in accordance with GAAP on the financial statements contained in the Company SEC Documents, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date thereof, which the Company believes will have a Material Adverse Effect on the Company, and except as set forth in this Agreement. The reserves reflected on the financial statements contained in the Company SEC Documents are adequate, appropriate and reasonable.

5.12 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Martin Schakner, CPA to the effect that, as of the date of the Agreement, the Merger is fair, from a financial point of view, to the holders of Company Common Stock.

5.13 CERTAIN ANTI TAKEOVER PROVISIONS NOT APPLICABLE. The Company has taken, or has caused Acquisition to take, all appropriate actions so that the restrictions on business combinations contained under applicable law (including but not limited to Section 912 of the New York Business Corporation Law, or "NYBCL"), will not apply with respect to or as a result of the Agreement, the Spin-Off Agreement, the Merger, the Spin-Off, the Amendment, the Irrevocable Proxies (as defined below) or any of the transactions contemplated herein or therein.

5.14 VOTE REQUIRED. The affirmative vote of two-thirds (2/3) of the holders of outstanding shares of Company Common Stock entitled to vote is the only vote of the holders of any class or series of the Company's capital stock necessary to consummate the Merger and the Spin-Off, including amending the Company's Certificate of Incorporation in order to (i) change the name of the Company to a name to be selected by DDI and (ii) increase the authorized shares of the Company as requested by DDI in connection with the transactions contemplated hereby (the "Amendment").

5.15 MISREPRESENTATION. As of the date of this Agreement, the Company does not know of any fact which will cause a Material Adverse Change with respect to the Company which has not been disclosed herein or in the Schedules or Exhibits attached hereto.

5.16 BROKERS. No broker, investment banker or other person is entitled to any broker's, finders or other similar fee or commission in connection with the transactions contemplated by this Agreement or the Spin-Off Agreement based upon arrangements made by or on behalf of the Company and Acquisition, other than Interlex, Ltd., the fees and expenses of which will be paid or cause to be paid by DDI.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 CONDUCT OF BUSINESS BY DDI PENDING THE MERGER. Except as otherwise contemplated by the Agreement, after the date hereof and prior to the Closing Date or earlier termination of the Agreement, unless the Company and Acquisition shall otherwise agree in writing, DDI shall, and shall cause its Subsidiaries, to:

         (a) conduct its business in conformance with its business model as contained in its Business Plan;

         (b) not (i) amend or propose to amend their respective charters or bylaws, (ii) split, combine or reclassify their outstanding capital stock or
(iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise;

         (c) not do any of the following, unless such action or event is consistent with the development of the business of DDI as described in DDI's Business Plan attached hereto as SCHEDULE 4.17 and incorporated herein by reference:

                  (i) incur or become contingently liable with respect to any indebtedness for borrowed money other than (A) borrowings in the ordinary course of business, (B) borrowings to refinance existing indebtedness, or (C) borrowings to fund working capital of DDI or the Company;

                  (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock,

                  (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business;

                  (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business, except with respect to borrowings to fund working capital requirements of DDI; or

                  (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Agreement;

         (e) confer on a regular and frequent basis with one or more representatives of the Company to report operational matters of materiality and the general status of ongoing operations;

         (f) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except as required by this Agreement, the Spin-Off Agreement, or in the ordinary course and consistent with past practice;

         (g) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required by this Agreement, the Spin-Off Agreement, or to comply with changes in applicable law, or as disclosed on SCHEDULE 6.1(H) attached hereto;

         (h) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice.

6.2 CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. Except as otherwise contemplated by the Agreement or the Spin-Off Agreement, after the date hereof and prior to the Closing Date or earlier termination of the Agreement, unless DDI shall otherwise agree in writing, the Company shall, and shall cause its Subsidiaries, to:

         (a) Prior to the Closing Date, Acquisition shall not engage in any activity other than activity in anticipation of the Merger. At the Closing, following satisfaction of the conditions precedent set forth in this Agreement, Acquisition shall execute the Certificate of Merger referred to in Section 2.1;

         (b) conduct their respective businesses in the ordinary and usual course of business and consistent with past practice;

         (c) not (i) amend or propose to amend their respective charters or bylaws except as set forth in the Proxy Statement, as may be amended from time to time, (ii) split, combine or reclassify (whether by stock dividend or otherwise) their outstanding capital stock, or (iii) declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise, except for the payment of dividends or distributions by a wholly-owned Subsidiary of the Company;

         (d) not issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any shares of Company Common Stock, or any options, warrants or rights of any kind to acquire any shares of their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, except that the Company may issue shares upon conversion of convertible securities and exercise of options and warrants outstanding on the date hereof and listed on SCHEDULE 5.2;

         (e) not (i) incur or become contingently liable with respect to any indebtedness for borrowed money, other than (A) borrowings in the ordinary course of business or (B) borrowings to refinance existing indebtedness, (ii) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or any options, warrants or rights to acquire any of its capital stock or any security convertible into or exchangeable for its capital stock, (iii) make any acquisition of any assets or businesses other than expenditures for fixed or capital assets in the ordinary course of business and as described on SCHEDULE 6.2(e) attached hereto, (iv) sell, pledge, dispose of or encumber any assets or businesses other than sales in the ordinary course of business or (v) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (f) use all reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with customers and others having business relationships with them and not engage in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by the Agreement or the Spin-Off Agreement;

         (g) confer on a regular and frequent basis with one or more representatives of DDI to report operational matters of materiality and the general status of ongoing operations;

         (h) not enter into or amend any employment, severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any directors, officers or key employees, except in the ordinary course and consistent with past practice;

         (i) not adopt, enter into or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law;

         (j) maintain with financially responsible insurance companies insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are consistent with past practice; and

         (k) take all such reasonable action as may be required to maintain its directors' and officers' liability insurance coverage.

6.3 CONTROL OF DDI'S OPERATIONS. Nothing contained in the Agreement shall give to the Company or Acquisition, directly or indirectly, rights to control or direct DDI's operations prior to the Effective Time. Prior to the Effective Time, DDI shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of its operations.

6.4 CONTROL OF THE COMPANY'S OR ACQUISITION'S OPERATIONS. Nothing contained in the Agreement shall give to DDI, directly or indirectly, rights to control or direct the Company's or Acquisition's operations prior to the Effective Time. Prior to the Effective Time, the Company and Acquisition shall exercise, consistent with the terms and conditions of the Agreement, complete control and supervision of their respective operations.

6.5 NO SOLICITATION. From and after the date hereof and until the termination hereof, neither the Company will, and will not permit any of its officers, directors, employees, attorneys, financial advisors, agents and other representatives or those of any of its Subsidiaries to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any takeover proposal or offer from any person, or engage in discussions or negotiations relating thereto; provided, however, that (i) the Company may engage in discussions or negotiations with a third party who seeks to initiate such discussions or negotiations or may furnish such third party information concerning the Company and its business, properties or assets, (ii) the Board of Directors of the Company may take such actions as are contemplated by Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act and (iii) following receipt of a takeover proposal the Board of Directors of the Company, may fail to make or withdraw or modify its recommendation referred to in Section 7.1, but in each case referred to in the foregoing clauses (i) through (iii) only to the extent that the Board of Directors of the Company, shall conclude in reasonable good faith after consultation with its outside counsel that such action is necessary in order for such Board of Directors to comply with its fiduciary obligations under applicable law. Subject to the fiduciary duties of the Board of Directors as determined by such Board in reasonable good faith the Company, will promptly notify the DDI of any takeover proposal or offer, including the material terms and conditions thereof and the identity of the person or group making such takeover proposal or offer. As used in this Agreement, "takeover proposal" or "offer" shall mean any proposal or offer, or any expression of interest by any third party relating to the willingness or ability of the Company, to receive or discuss a proposal or offer, other than a proposal or offer by a party hereto or any of its Subsidiaries, for a tender or exchange offer, a merger, consolidation or other business combination involving the Company, or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company, or its Subsidiaries.

6.6 THIRD PARTY STANDSTILL AGREEMENTS. Until the earlier of the termination of this Agreement or the Closing, DDI agrees that (i) neither DDI nor any of its employees, directors, shareholders or affiliates shall directly or indirectly solicit, discuss, negotiate, accept or consider any offers or inquiries from persons or entities (other than the Company) to merge with DDI or purchase the assets or stock of DDI; and (ii) none of the information provided by the Company to DDI will be used by DDI, or disclosed to others by DDI with the knowledge that it will be used, in connection with purchasing, selling or trading in the Company's securities in any manner that is in violation of legal or regulatory restrictions applicable from time to time, and DDI acknowledges a duty not to purchase, sell or trade in securities on the basis of any material "inside" information that is not publicly known. Subject to the fiduciary duties of the Board of Directors as determined by such Board in reasonable good faith during such period, each of DDI and the Company agrees to enforce, to the fullest extent under applicable law, this provision, including, but not limited to, the seeking of injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States or any state thereof having jurisdiction.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1 STOCKHOLDER APPROVALS.

         (a) The Company shall call a meeting of its stockholders (the "Company Stockholder Meeting") within 45 days of the date the Proxy Statement is first mailed to shareholders for the purpose of voting upon the Spin-Off, the Merger, and the Amendment, and shall, subject to the fiduciary duties of the Board of Directors as determined by such Board in reasonable good faith, use its reasonable best efforts to obtain stockholder approval of the Spin-Off, the Merger, and the Amendment. The Company Stockholder Meeting shall be held as soon as practicable following the mailing of the Proxy Statement. The Company will, through its Board of Directors, but subject to the fiduciary duties of its Board of Directors under applicable law as determined by such Board in reasonable good faith and after consultation with its outside counsel, recommend to its stockholders the approval of the Spin-Off, the Merger, and the Amendment and not rescind its favorable recommendation with respect to the Spin-Off, the Merger, and the Amendment. Within ten days of the date hereof, the Company shall cause each of the individuals identified on SCHEDULE 7.1(a) attached hereto to deliver to DDI an irrevocable proxy (the "Irrevocable Proxies") in a form acceptable to DDI to vote all of the shares of the Company held by such individuals for the approval of the Spin-Off, the Merger, and the Amendment.

         (b) DDI shall, subject to the fiduciary duties of the Board of Directors as determined by such Board in reasonable good faith, use its reasonable best efforts to obtain stockholder approval of the Merger, either (i) by written consent of the stockholders of DDI, or (ii) by calling a meeting of its stockholders (the "DDI Stockholder Meeting") for the purpose of voting upon the Merger, which shall be held as soon as practicable. DDI will, through its Board of Directors, but subject to the fiduciary duties of its Board of Directors under applicable law as determined by such Board in reasonable good faith and after consultation with its outside counsel, recommend to its stockholders the approval of the Merger and not rescind its favorable recommendation with respect to the Merger.

7.2 PROXY STATEMENT.

         The Company shall prepare and file with the SEC as soon as practicable, but in no event later than September 15, 2000, the Proxy Statement and use its best efforts to (i) have cleared by the SEC and thereafter mail to its stockholders, as promptly as practicable, the appropriate Proxy Statement and all other required materials, (ii) obtain the necessary approvals by its stockholders of the Merger, the Spin-Off and the Amendment, and (iii) otherwise comply with all legal requirements. The Company shall also take any action required to be taken under state blue sky or securities laws in connection with the issuance of the Company Common Stock pursuant to the Merger. DDI shall furnish the Company all information concerning DDI and the holders of DDI Common Stock required by applicable rules and regulations for use in the Proxy Statement, and DDI shall take such other actions as the Company may reasonably request in connection with the preparation of the Proxy Statement and the actions to be taken by the Company pursuant to this Section. The Company shall provide DDI a copy of the Proxy Statement prior to filing and accept DDI's reasonable comments with respect thereto.

7.3 BOARD OF DIRECTORS.

         At the Effective Time, all of the members of the Company's Board of Directors shall resign from the Company's Board of Directors and shall elect in their place the designees of DDI. At the Effective Time, all of the Company's officers shall resign from the Company.

7.4 ACCESS TO INFORMATION.

         (a) DDI and its Subsidiaries shall afford to the Company and its accountants, counsel, financial advisors and other representatives (the "Company Representatives") and the Company and its Subsidiaries shall afford to DDI and its accountants, counsel, financial advisors and other representatives (the "DDI Representatives") reasonable access during normal business hours throughout the period prior to the earlier of the termination of the Agreement or the Effective Time to all of their respective properties, books, contracts, commitments and records (including, but not limited to, Tax Returns) and, during such period, shall furnish promptly to one another:

                  (i) a copy of each report, schedule and other document filed or received by any of them pursuant to the requirements of federal or state securities laws or filed by any of them with the SEC in connection with the transactions contemplated by the Agreement or which may have a material effect on their respective businesses, properties or personnel and

                  (ii) such other information concerning their respective businesses, properties and personnel as the Company or DDI, as the case may be, shall reasonably request; provided that no investigation pursuant to this Section shall amend or modify any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the Merger or the Spin-Off.

         (b) The Company and its Subsidiaries shall hold and shall use their reasonable best efforts to cause the Company Representatives to hold, and DDI and its Subsidiaries shall hold and shall use their reasonable best efforts to cause DDI Representatives to hold, in strict confidence all Confidential Information, as hereinafter defined, furnished to the Company or to DDI, as the case may be, in connection with the transactions contemplated by the Agreement, except that (i) the Company and DDI may disclose such information as may be necessary in connection with seeking required regulatory approvals, the Company Stockholders' Approval and DDI Stockholders' Approval and (ii) each of the Company and DDI may disclose any information that it is required by law or judicial or administrative order to disclose.

         (c) For purposes of this Section, "Confidential Information" regarding a party to the Agreement means (i) the existence of the discussions which are the subject of the Agreement and (ii) any information about the subject party; provided that it does not include information which the disclosing party can demonstrate (A) is generally available to or known by the public other than as a result of improper disclosure by the disclosing party or (B) obtained by the disclosing party from a source other than the subject party, provided that such source was not bound by a duty of confidentiality to the subject party or another party with respect to such information.

7.5 DIRECTOR AND OFFICER LIABILITY INSURANCE. For a period of six (6) months after the Effective Time, DDI shall use its best efforts to provide director and officer liability insurance coverage for the benefit of the current and former officers and directors of the Company in the same amount and on substantially the same terms and conditions as currently provided by the Company's current director and officer liability insurance policy in force and effect.

7.6 FEES AND EXPENSES. Provided that the Spin-Off and Merger are consummated, costs and expenses incurred in connection with this Agreement, the Spin-Off Agreement and the transactions contemplated hereby and thereby, including, without limitation, the fees and disbursements of the Company's counsel, financial advisors and accountants, shall be paid by DDI up to a maximum amount of $150,000, which amount shall be paid at the Effective Time. All such costs and expenses in excess of $150,000 (the "Excess Expenses") shall be assumed by the Spin-Off Sub and at the Effective Time, the Company shall provide evidence to establish that Excess Expenses have been satisfied or that the obligees have released the Company from any liability with respect thereto.

7.7 REASONABLE BEST EFFORTS.

         (a) Upon the terms and subject to the conditions set forth in this Agreement and the Spin-Off Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Spin-Off, the Merger and the other transactions contemplated by this Agreement and the Spin-Off Agreement, including (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including those in connection with such filings, authorizations, orders and approvals as may be required by state takeover laws),
(ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any claims, investigations, actions, lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement, the Spin-Off Agreement or the consummation of the transactions contemplated hereby or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement or the Spin-Off Agreement.

         (b) Each party shall use all reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement or the Spin-Off Agreement to be untrue or result in a breach of any covenant made by it in this Agreement or the Spin-Off Agreement.

7.8 PUBLIC ANNOUNCEMENT. DDI and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement or the Spin-Off Agreement and shall not issue any such press releases or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the issuing party shall use reasonable best efforts to consult with the other party before releasing any such statement.

7.9 STATE TAKEOVER LAWS. If any "fair price" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transaction contemplated in this Agreement or the Spin-Off Agreement, DDI and the Company and their respective Board of Directors shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to minimize the effects of such statute or regulation on the transactions contemplated hereby and thereby provided that DDI shall not be obligated to incur any liability with respect thereto.

7.10 NOTIFICATION OF CERTAIN MATTERS. DDI shall give prompt notice to the Company, and the Company shall give prompt notice to DDI, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (A) any representation or warranty contained in this Agreement or the Spin-Off Agreement to be untrue or inaccurate or (B) any covenant, condition or agreement contained in this Agreement or the Spin-Off Agreement not to be complied with or satisfied and (ii) any failure of DDI or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or thereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder or thereunder to the party receiving such notice.

7.11 INSURANCE; INDEMNITY.

         (a) For a period of six (6) years after the Effective Time, the Company shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is now or has been an officer, director, employee, trustee or agent of the Company (or any subsidiary or division thereof), including, without limitation, each person controlling any of the foregoing persons (individually, and "Indemnified Party" and collectively, the "Indemnified Parties") against:

                  (i) all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time in connection with or relating to, directly or indirectly, this Agreement, the Merger, the Spin-Off, the Amendment or the transactions contemplated hereby or thereby.

                  (ii) all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time in connection matters or transactions other than as set forth in (i) above, up to $1,000,000.

         (b) In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) the Company shall pay the reasonable fees and expenses of counsel selected by the Indemnified Party or with counsel of its choice if it elects to undertake the defense of such Action, which counsel shall in either case be reasonably acceptable to the Company or such Indemnified Parties, as the case may be, in advance of the final disposition of any such Action to the full extent and under all circumstances permitted by applicable law as in effect on the date hereof, upon receipt of any undertaking required by applicable law, and (ii) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld) and provided, further, that the Company shall not be obligated pursuant to this Section to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action. The Company may obtain directors' and officers' liability insurance covering its obligations under this Section.

7.12 RELEASES. On or before the Effective Time, the Company shall cause the releases and/or other documents later referred to in Section 8.3(g) of this Agreement to be delivered to DDI.

7.13 NO AMENDMENT OF SPIN-OFF AGREEMENT. The Company will not amend or modify the terms of the Spin-Off Agreement without the written consent of DDI.

7.14 REMOVAL OF RESTRICTIVE LEGEND. DDI shall not object to the delivery by counsel to Messrs. Zellermaier, Nimberg and Ronan a letter which complies with applicable law which instructs that the Company's transfer agent may remove all transfer restrictions on the shares of Common Stock held by Messrs. Zellermaier, Nimberg and Ronan as of a certain date.

7.15 PROXY STATEMENT. The Company will include such items in the proxy statement to be voted on by the Company's shareholders, as may be reasonably requested by DDI, including, but not limited to: an increase in the number of the Company's Common Stock and Preferred Stock authorized to be issued by the Company, the change of the Company's name, and the adoption of a stock option or incentive plan.

                                  ARTICLE VIII
                       CONDITIONS PRECEDENT TO THE MERGER

8.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

         (a) Stockholder Approvals.

                  (i) Company Stockholder Approval. The Merger, the Amendment, the Spin-Off and the transactions contemplated thereby shall have been duly approved by the stockholders of the Company in accordance with applicable law and the Certificate of Incorporation and By-laws of the Company, and the number of shares of Company Common Stock held by shareholders exercising dissenter's appraisal or other similar rights pursuant to Sections 910 and 623 or other applicable provisions of the NYBCL who has not effectively withdrawn or lost such rights (the "Dissenting Shares") shall be less than 27% of the shares of Company Common Stock outstanding as of the Effective Time.

                  (ii) DDI Stockholder Approval. The Merger, this Agreement, the Spin-Off, the Amendment and the transactions contemplated hereby shall have been duly approved by the stockholders of DDI in accordance with applicable law and the Certificate of Incorporation and By-laws of DDI.

         (b) Other Approvals. All authorizations, consents, orders, declarations or approvals of, or filings with, or termination or expirations of waiting periods imposed by, any third party or Governmental Entity, the failure to obtain which would have a Material Adverse Effect on DDI or the Company, as the case may be, shall have been obtained, shall have occurred or shall have been filed.

         (c) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Spin-Off, the Merger or the transactions contemplated by this Agreement or the Spin-Off Agreement illegal.

8.2 CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions unless waived by the Company:

         (a) Performance of Obligations: Representations and Warranties. DDI shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of DDI contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date, and the Company shall have received a certificate signed on behalf of DDI by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, however, that any representation or warranty that is made as of any specified date shall be deemed to be made as of such specified date.

         (b) Opinion of Legal Counsel. The Company shall have received an opinion as to certain matters from Fischbein Badillo Wagner, dated the Effective Time, in a form reasonably acceptable to the Company.

         (c) Consents Under Agreements. DDI shall have obtained the consent or approval of each person or entity listed on SCHEDULE 8.2(c) whose consent or approval shall be required to be obtained by DDI and its Subsidiaries in connection with the transactions contemplated by this Agreement under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of the Company, individually or in the aggregate, have a Material Adverse Effect on DDI or upon the consummation of the transactions contemplated by this Agreement.

         (d) Material Adverse Changes. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of DDI or any of its Subsidiaries having, individually or in the aggregate, a Material Adverse Effect on DDI. DDI, as determined by DDI's independent certified public accountants shall have at least $2,000,000 of assets as of the Effective Time. The Company shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of DDI to such effect.

8.3 CONDITIONS TO OBLIGATION OF DDI TO EFFECT THE MERGER. The obligation of DDI to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions unless waived by DDI:

         (a) Performance of Obligations: Representations and Warranties. The Company shall have performed, or caused to be performed, in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Effective Time, each of the representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Effective Time as if made on and as of such date and DDI shall have received a certificate signed on behalf of the Company by its Chief Executive Officer and its Chief Financial Officer to such effect; provided, however, that any representation or warranty that is made as of any specified date shall be deemed to be made as of such specified date.

         (b) Opinion of Legal Counsel. The DDI shall have received an opinion as to certain matters from Goddard Ronan & Dineen, P.C., dated the Effective Time, in a form acceptable to the DDI.

         (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each person or entity listed on SCHEDULE 8.3(c) (other than the Governmental Entities referred to in Section 7.1(c)) whose consent or approval shall be required to be obtained by the Company or any of its Subsidiaries in connection with the transactions contemplated under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of DDI, individually or in the aggregate, have a Material Adverse Effect on the Company or upon the consummation of the transactions contemplated by this Agreement or the Spin-Off Agreement.

         (d) Spin-Off Consummated. The Spin-Off shall have occurred substantially on the terms and conditions of the Spin-Off Agreement.

         (e) Material Adverse Changes. Since the date of this Agreement, there shall have been no change, occurrence or circumstance in the business, results of operations or financial condition of the Company or any of its Subsidiaries having individually or in the aggregate, a Material Adverse Effect. DDI shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

         (f) Resignations. All individuals serving as officers and directors of the Company shall have resigned and the designees of DDI shall be elected to the Company's Board of Directors.

         (g) Releases dated as of the Effective Time from Irwin Zellermaier and Gerald Nimberg releasing the Company of its obligations in connection with any employment between such person and the Company shall have been executed and copies delivered to DDI along with evidence that all other obligations of the Company have either been satisfied or that the obligees have released the Company from any liability with respect thereto.

                                   ARTICLE IX
                        TERMINATION AMENDMENT AND WAIVER

9.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after any approval by the stockholders of the
Company:

         (a) by mutual written consent of DDI and the Company;

         (b) by either DDI or the Company if the other party shall have breached any representation or warranty, or failed to comply in any material respect with any of its covenants or agreements contained in this Agreement required to be complied with on or before the Effective Time or prior to the date of such termination, as the case may be, which breach or failure to comply has not been cured within ten business days following receipt by the other party of notice of such breach or failure to comply;

         (c) by DDI if the Company shall have breached any representation or warranty, or failed to comply in any material respect with any of its covenants or agreements contained in the Spin-Off Agreement required to be complied with prior to the date of such termination, which breach or failure to comply has not been cured within ten business days following receipt by the Company of notice of such breach or failure to comply;

         (d) by DDI or the Company if the stockholders of the Company or DDI, as the case may be, do not approve the Merger, the Spin-Off, the Amendment and the transactions contemplated hereby and thereby at the Company Stockholder Meeting or the DDI Stockholder Meeting, as the case may be;

         (e) by either DDI or the Company if the Merger has not been effected on or prior to the close of business on December 31, 2000; provided, however, that the right to terminate this Agreement pursuant to this clause shall not be available to any party whose failure to fulfill any obligation of this Agreement has been the cause of, or resulted in, the failure of the Merger to have occurred on or prior to the aforesaid date,

         (f) by either DDI or the Company if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable;

         (g) by the Company, pursuant to its fiduciary obligations, if the Board of Directors of the Company withdraws, amends or modifies its favorable recommendation to its stockholders of this Agreement and the transactions contemplated hereby or promulgates any recommendation with respect to any Third party Acquisition Event (as defined below) or takeover proposal (other than a recommendation to reject such Third Party Acquisition Event or takeover proposal);

         A "Third Party Acquisition Event" means any of the following events:
(A) any person, corporation, partnership or other entity or group (such person, corporation, partnership or other entity or group being referred to hereinafter, singularly or collectively, as a "Person"), other than the Company or its affiliates, acquires or becomes the beneficial owner of 51% or more of the outstanding shares of the Company's Common Stock; (B) any new group is formed which beneficially owns 51% or more of the outstanding shares of the Company's Common Stock (other than a group which includes or may reasonably be deemed to include the Company or any of its affiliates); (C) any Person (other than the Company or its affiliates) shall have commenced a tender or exchange offer for 51% or more of the then outstanding shares of the Company's Common Stock or publicly proposed any bona fide merger, consolidation or acquisition of all or substantially all the assets of the Company, or other similar business combination involving the Company; (D) the Company enters into, or announces that it proposes to enter into, an agreement, including, without limitation, an agreement in principle, providing for a merger or other business combination involving the Company or a Subsidiary of the Company or the acquisition of a substantial interest in, or a substantial portion of the asset, business or operations of the Company or a Subsidiary of the Company (other than the transactions contemplated by this Agreement); (E) any Person (other than the Company or its affiliates) is granted any option or right, conditional or otherwise, to acquire or otherwise become the beneficial owner of shares of the Company's Common Stock which, together with all shares of the Company's Common Stock beneficially owned by such Person, results or would result in such Person being the beneficial owner of 51% or more of the outstanding shares of the Company's Common Stock; or (F) there is a public announcement with respect to a plan or intention by the Company or any Person, or its affiliates, to effect any of the foregoing transactions. For purposes of this Section, the terms "group" and "beneficial owner" shall be defined by reference to Section 13(d) of the Exchange Act.

9.2 TERMINATION EXPENSES AND PAYMENTS. Notwithstanding any provision in this Agreement to the contrary:

         (a) if this Agreement is terminated by the Company pursuant to Sections 9.1(b), or by DDI pursuant to Sections 9.1(b) or (c), then the terminating party shall be entitled to (i) a break-up fee of $250,000 (the "Break-Up Fee") plus
(ii) reimbursement from the other party hereto upon demand for all out of pocket fees and expenses incurred or paid by or on behalf the terminating party or any of its affiliates in connection with this Agreement or in furtherance of the transactions contemplated hereby or thereby, including, but not limited to, all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to the terminating party or any of its affiliates, up to a maximum amount of $125,000 (the "Transaction Expenses").

         (b) if this Agreement is terminated as a result of Section 9.1(d), then the party whose shareholders failed to approve the Merger, the Spin-Off, the Amendment and the transactions contemplated hereby and thereby shall pay the Transaction Expenses of the other party up to a maximum amount of $125,000.

         (c) if this Agreement is terminated as a result of Section 9.1(e), then the Company shall pay the Transaction Expenses of DDI up to a maximum amount of $125,000.

         (d) (i) If this Agreement is terminated pursuant to 9.1(g) and all conditions precedent having been met, and (ii) on or prior to twelve months after such termination, a Third Party Acquisition Event occurs, the Company shall promptly, but in no event later than the second business day following the later to occur of the events referred to in clauses (i) and (ii), pay to DDI (without prejudice to any other rights of DDI against the Company) a fee of $250,000 in cash plus the Transaction Expenses of DDI up to a maximum amount of $125,000.

9.3 EFFECT OF TERMINATION. In the event of termination of this Agreement by either DDI or the Company, and except as provided in this Article 9 or Article 10, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, DDI or their respective officers or directors. Notwithstanding the foregoing, nothing contained in this Section shall relieve any party hereto from any liability for any breach of this Agreement and the parties shall remain bound by the terms any confidentiality agreement.

9.4 AMENDMENT. This Agreement may be amended by the parties hereto, by or pursuant to action taken by their respective Boards of Directors, at any time before or after approval of the Merger by the stockholders of the Company to the fullest extent permitted by law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.5 WAIVER. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived, except that, after the vote of the Company's stockholders with respect to the Agreement, the Exchange Ratio shall not be changed from that provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of either party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                    ARTICLE X
                               GENERAL PROVISIONS

10.1 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company in this Agreement shall be assumed by the Spin-Off Sub. Except as provided in this Agreement or the Spin-Off Agreement, all of the representations and warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time for a period of 18 months.

10.2 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) IF TO THE COMPANY TO:      General Credit Corporation
                                        370 Lexington Avenue
                                        New York, NY 10017
                                        Attention: Irwin Zellermaier

             with a copy to:            Greg Ronan, Esquire
                                        Goddard Ronan & Dineen, P.C.
                                        500 Old Country Road
                                        Garden City, New York 11530

         (b) IF TO DDI TO:              Diamond Dealing.com, Inc.
                                        424 Madison Avenue
                                        New York, NY 10017
                                        Attn: Avi Ephratty

             with a copy to:            Joseph Cannella
                                        Fischbein Badillo Wagner Harding
                                        909 Third Avenue
                                        New York, NY 10022

10.3 INTERPRETATION. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

10.4 COUNTERPARTS. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

10.5 ENTIRE AGREEMENT. No Third-Party Beneficiaries. This Agreement including the documents and instruments referred to herein constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and is not intended to confer upon any person other than the parties any rights or remedies hereunder.

10.6 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

10.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party without the prior written consent of the other party.

10.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions be consummated as originally contemplated to the fullest extent possible.

10.9 ENFORCEMENT OF AGREEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United states or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

                         [signatures on following page]

         IN WITNESS WHEREOF, DDI, the Company and Acquisition have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

GENERAL CREDIT CORPORATION                    DIAMOND DEALING.COM, INC.



By: /s/ Irwin Zellermaier                     By: /s/ Fred Schulman
    -----------------------------                 ------------------------------
    Irwin Zellermaier                             Fred Schulman, Vice President
    Chief Executive Officer

DDI ACQUISITION CORP.



By: /s/ Irwin Zellermaier
    ------------------------------------------
    Irwin Zellermaier, Chief Executive Officer


Agreed and acknowledged for purposes of Section 10.1 only by:


GENERAL CREDIT, INC.



By: /s/ Irwin Zellermaier
    ------------------------------------------
    Irwin Zellermaier, Chief Executive Officer